Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-74076, 333-41090, 333-86268) and Form S-3 (Nos. 333-46870, 333-53006, 333-86264,) of Newport Corporation of our report dated February 2, 2001 relating to the financial statements of Kensington Laboratories, Inc for the year ended December 31, 2000 which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

March 24, 2003